Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com
Media: Melanie Hearsch
(248) 433-4542
email: melanie.hearsch@pulte.com
PULTE HOMES REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER 2007
•	Net New Orders Were 7,532 for the Quarter, Down 20% from the Prior Year Second Quarter
•	Backlog at June 30, 2007 of 14,928 Homes, Valued at $5.2 Billion
•	Closed 5,938 Homes in Second Quarter 2007, a Decrease of 40%; Average Sales Price Per Home Decreased 4% to Approximately $320,000
•	Preliminary Q2 2007 loss from Continuing Operations in the Range of $2.00 to $2.10 Per Share, Inclusive of Impairments, Land-Related Charges and Restructuring Charges
•	Impairments and Land-Related Charges in the Range of $740 Million to $770 Million for the Second Quarter 2007
     Bloomfield Hills, MI, July 17, 2007 — Pulte Homes (NYSE: PHM) today announced preliminary, unaudited financial and operating results for its second quarter 2007. The Company expects a loss in the range of $2.00 to $2.10 per share from continuing operations for the quarter, including impairments, land-related charges and restructuring charges.
     The Company is in the process of completing its valuation analysis of land inventory, land held for sale, deposits and pre-acquisition costs, and its investments in unconsolidated joint ventures. Pulte Homes anticipates that these impairments and land-related charges will be in the range of $740 million to $770 million for the second quarter 2007 on a pre-tax basis, or approximately $1.85 to $1.92 per share on an after-tax basis. On May 29, 2007, the Company announced its restructuring plan designed to reduce costs and improve operating efficiencies. Pulte Homes expects to record a charge of approximately $40 million on a pre-tax basis in the second quarter 2007 related to this restructuring, or approximately $0.10 per share on an after-tax basis. Pulte Homes had previously issued earnings guidance for the 2007 second quarter of break-even to a loss of $0.10 per share, exclusive of any impairments or land-related charges.

This prior guidance also did not include charges related to the previously announced restructuring plan.
     Net new orders were 7,532 for the second quarter of 2007, down 20% compared with the second quarter of 2006. Pulte Homes closed 5,938 homes during the quarter, 40% lower than the prior year quarter. There were 14,928 units in backlog at the end of the second quarter 2007, valued at $5.2 billion.
     “The difficult conditions that plagued the homebuilding industry in the first quarter of 2007 worsened in the second quarter, with increased competitive pricing pressures, elevated levels of new and resale home inventory, and weak consumer sentiment for housing affecting the entire industry,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Our strategy of maintaining a healthy balance sheet through properly managing house and land inventory levels along with dramatically lowering SG&A costs continues to be our focus during this challenging operating environment.”
     Pulte Homes will release its second quarter 2007 earnings results following market close on Wednesday, July 25, 2007. The Company will webcast its conference call to discuss the second quarter results on Thursday, July 26, 2007 at 8:30 a.m. Eastern Time. To listen to the webcast, log on at www.pulte.com five minutes prior to the call. An archive of the conference call will be available on the Pulte Homes web site.
     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2006 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Michigan, is a FORTUNE 200 company with operations in 50 markets and 26 states. In 2006, it delivered 41,487 homes and generated consolidated revenues of $14.3 billion. During its 57-year history, the Company has constructed nearly 500,000 homes. In 2006, Pulte Homes received the most awards in the J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm, marking the seventh-straight year Pulte achieved this distinction. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com